Exhibit 99.1

For further information contact:
John W. Bordelon, President and CEO (337) 237-1960
Release Date:	January 27, 2010
For Immediate Release

HOME BANCORP ANNOUNCES 2009 FOURTH QUARTER AND ANNUAL RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (NASDAQ: “HBCP”) (the “Company”), the holding company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $4.7 million for 2009, an increase of $2.0 million, or 72%, compared to 2008. Net income for the fourth quarter of 2009 was $22,000, an increase of $821,000, or 103%, compared to the fourth quarter of 2008.

“During 2009, Home Bank remained focused on growing our commercial loan portfolio and core deposit base,” said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “I am pleased with the strong growth we achieved in both areas. I am especially pleased we were able to grow commercial loans while maintaining exceptional loan quality.”

Baton Rouge Expansion Proceeds

Home Bank began construction on its third full-service branch in Baton Rouge during the third quarter of 2009. The new branch, which is expected to open in March 2010, will serve as the Bank’s Baton Rouge headquarters.

“We are very excited about the upcoming opening of our Baton Rouge headquarters location,” added Mr. Bordelon. “Our recruiting success over the past two years has allowed us to quickly gain traction in this market. As our new Baton Rouge customers have already discovered, we offer an extraordinary alternative to the large, out-of-state banks that have dominated the area.”

Loans

Loans totaled $336.6 million at December 31, 2009, an increase of $1.1 million, or 0.3%, from December 31, 2008, and a decrease of $3.6 million, or 1%, from September 30, 2009. The Company’s loan mix continued to change in 2009 as commercial loan balances increased, while one-to four- family mortgage loan balances decreased. The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(dollars in thousands)	December 31, 2009	December 31, 2008	Increase (Decrease)
			Amount	Percent
Real estate loans:
One- to four-family first mortgage	$120,044	$138,173	$(18,129)	(13)%
Home equity loans and lines	24,678	23,127	1,551	7
Commercial real estate	97,513	84,096	13,417	16
Construction and land	35,364	35,399	(35)	—
Multi-family residential	4,089	7,142	(3,053)	(43)

Total real estate loans	281,688	287,937	(6,249)	(2)

Other loans:
Commercial	38,340	34,434	3,906	11
Consumer	16,619	13,197	3,422	26

Total other loans	54,959	47,631	7,328	15

Total loans	$336,647	$335,568	$1,079	—

Commercial real estate loan growth during 2009 was primarily driven by loans on owner-occupied office buildings in the Bank’s market areas. Non-real-estate commercial loan growth in 2009 relates primarily to equipment and accounts receivable financing provided to businesses in the Bank’s market areas. Consumer loan growth in 2009 relates primarily to mobile home loans. One- to four-family first mortgage loans paid down during the year as customers took advantage of attractive refinance rates. The Company sells the majority of its conforming mortgage loan originations in the secondary market and recognizes the associated fee income rather than assume the interest rate risk associated with these longer term assets.

Net loan charge-offs for 2009 were $119,000, or 0.04%, of average loans, compared to $167,000, or 0.05%, of average loans in 2008. Non-performing assets totaled $1.7 million, or 0.32% of total assets at December 31, 2009, compared to $1.5 million and $2.7 million at December 31, 2008 and September 30, 2009, respectively. The Company recorded a $156,000 provision for loan losses during the fourth quarter of 2009, compared to $298,000 during the fourth quarter of 2008 and $287,000 in the third quarter of 2009.

As of December 31, 2009, the allowance for loan losses as a percentage of total loans was 1.00%, compared to 0.78% at December 31, 2008 and 0.96% at September 30, 2009.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $119.9 million at December 31, 2009, an increase of $1.5 million, or 1%, from December 31, 2008, and an increase of $3.4 million, or 3%, from September 30, 2009. At December 31, 2009, the Company had a net unrealized loss position on its investment securities portfolio of $133,000, compared to net unrealized losses of $8.0 million and $2.7 million at December 31, 2008 and September 30, 2009, respectively. The unrealized loss relates primarily to the Company’s non-agency mortgage-backed securities holdings, which amounted to $39.7 million, or 8% of total assets at December 31, 2009.

Due to increasing delinquencies and defaults in the mortgage loans underlying certain non-agency mortgage-backed securities we own, the Company recorded other-than-temporary impairment (“OTTI”) charges of $1.9 million and $2.8 million during the fourth quarters of 2009 and 2008, respectively. Based on management’s review of the remaining investment portfolio, no other declines in the market value of the Company’s investment securities are deemed to be other than temporary at December 31, 2009. The amortized cost of this portfolio decreased from $51.1 million at December 31, 2008 to $39.7 million at December 31, 2009 primarily as a result of principal paydowns and the $1.9 million OTTI charge.

The following table summarizes the Company’s non-agency mortgage-backed securities portfolio as of December 31, 2009 (dollars in thousands).

Collateral	Tranche	S&P Rating	Amortized Cost	Unrealized Gain/(Loss)
Prime	Super senior	AAA	$10,189	$130
Prime	Senior	AAA (1)	18,743	(1,462)
Prime	Senior	Below investment grade	3,113	—
Prime	Senior support	Below investment grade	2,719	(545)
Alt-A	Super senior	Below investment grade	2,202	—
Alt-A	Senior	AAA	771	23
Alt-A	Senior	Below investment grade (2)	1,774	—
Alt-A	Senior support	Below investment grade	196	—

Total non-agency mortgage-backed securities			$39,707	$(1,854)

(1)	Includes one security with an amortized cost of $1.9 million and an unrealized loss of $56,000 not rated by S&P. This security is rated “Aaa” by Moody’s.
(2)	This security is not rated by S&P. This security is rated “Caa2” by Moody’s.

The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, equity securities, corporate bonds, trust preferred securities, hedge fund investments, collateralized debt obligations or structured investment vehicles.

Cash Invested at Other ATM Locations

During 2009, the Bank elected to terminate contracts with various counterparties to provide cash for counterparty ATMs. As a result, all remaining cash invested at other ATM locations was returned to the Bank during the fourth quarter. The balance of cash invested at other ATM locations totaled $24.2 million at December 31, 2008 and $8.8 million at September 30, 2009.

Deposits

Deposits totaled $371.6 million at December 31, 2009, an increase of $17.4 million, or 5%, from December 31, 2008, and a decrease of $5.0 million, or 1%, from September 30, 2009. The Company remains focused on growing its core deposit base (i.e., checking, savings and money market accounts), which increased $19.3 million, or 10%, during 2009.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(dollars in thousands)	December 31, 2009	December 31, 2008	Increase (Decrease)
			Amount	Percent

Demand deposit	$66,956	$67,047	$(91)	—%
Savings	21,009	19,741	1,268	6
Money market	80,810	68,850	11,960	17
NOW	48,384	42,200	6,184	15
Certificates of deposit	154,434	156,307	(1,873)	(1)

Total deposits	$371,593	$354,145	$17,448	5%

Net Interest Income

Net interest income for the fourth quarter of 2009 totaled $5.5 million, a decrease of $83,000, or 2%, compared to the fourth quarter of 2008. Net interest income for 2009 totaled $23.6 million, an increase of $4.9 million, or 26%, compared to 2008. The Company’s net interest margin was 4.40% for the fourth quarter of 2009, 21 basis points lower than the same quarter a year ago and 43 basis points lower than the third quarter of 2009.

Average interest-earning assets totaled $496.5 million for the quarter ended December 31, 2009, an increase of 3% and a decrease of 1% compared to the quarters ended December 31, 2008 and September 30, 2009, respectively. The average yield on interest-earning assets for the quarter ended December 31, 2009 was 5.60%, a decrease of 46 and 49 basis points compared to the quarters ended December 31, 2008 and September 30, 2009, respectively. The average yield on interest-earning assets has decreased primarily due to lower yields earned on the investment portfolio and the Company’s relatively high cash position during the fourth quarter of 2009.

Average interest-bearing liabilities totaled $327.9 million for the quarter ended December 31, 2009, an increase of 6% and a decrease of 0.2% compared to the quarters ended December 31, 2008 and September 30, 2009, respectively. The average rate paid on interest-bearing liabilities for the quarter ended December 31, 2009 was 1.79%, a decrease of 45 and 9 basis points compared to the quarters ended December 31, 2008 and September 30, 2009, respectively. The average rate paid on interest-bearing liabilities decreased primarily due to lower market rates.

Noninterest Income

Noninterest income includes the impact of OTTI charges of $1.9 million and $2.8 million for the fourth quarters of 2009 and 2008, respectively. Excluding the impact of OTTI charges, noninterest income for the fourth quarter of 2009 was $1.1 million, an increase of $256,000, or 31%, compared to the same quarter a year ago. Excluding the impact of OTTI charges, noninterest income for 2009 totaled $4.0 million, an increase of $759,000, or 24%, compared to 2008. The primary reasons for the non-GAAP (generally accepted accounting principles) increases in noninterest income compared to the same periods last year were higher levels of service fees and charges and gains on the sale of mortgage loans.

Noninterest income for the fourth quarter of 2009 on a GAAP basis was a negative $813,000, compared to a negative $2.0 million for the same quarter a year ago. Noninterest income for 2009 on a GAAP basis totaled $2.1 million, an increase of $1.7 million, or 428%, compared to 2008.

The following table sets forth a reconciliation of reported noninterest income to non-GAAP basis noninterest income.

	For the Three Months Ended December 31,		For the Year Ended December 31,
(dollars in thousands)	2009	2008	2009	2008

Reported noninterest income	$(813)	$(2,013)	$2,102	$398
Add: OTTI charge	1,888	2,833	1,888	2,833

Non-GAAP noninterest income	$1,075	$820	$3,990	$3,231

Noninterest Expense

Noninterest expense for the fourth quarter of 2009 totaled $4.5 million, a decrease of $231,000, or 5%, compared to the fourth quarter of 2008. Noninterest expense for 2009 totaled $17.8 million, an increase of $3.1 million, or 21%, from 2008. The fourth quarter of 2008 includes an $867,000 charge related to a shortfall in cash invested at other ATM locations. Excluding the ATM charge, noninterest expense increased $636,000, or 17%, for the fourth quarter of 2009 compared to the same quarter a year ago and $3.9 million, or 28%, for 2009 compared to 2008.

The primary reason for the increase in noninterest expense from 2008 to 2009 was higher compensation and benefits expense. Compensation and benefits expense has increased primarily due to three factors: 1) the Bank’s expansion into Baton Rouge, where two full-service banking offices were opened during the second half of 2008; 2) the employee stock ownership plan (“ESOP”), which commenced during the fourth quarter of 2008; and 3) award grants under the stock option and recognition and retention plans approved by the Company’s shareholders in May 2009. Other increases in noninterest expense were the result of higher professional and other fees due to the increased cost of operating as a public company, including the Louisiana bank shares tax. Also, the FDIC increased the base insurance premium assessment on deposits in addition to its special assessment of $200,000 in 2009.

The following table sets forth a reconciliation of reported noninterest expense to non-GAAP basis noninterest expense.

	For the Three Months Ended December 31,		For the Year Ended December 31,
(dollars in thousands)	2009	2008	2009	2008

Reported noninterest expense	$4,491	$4,722	$17,808	$14,735
Less: ATM charge	—	(867)	—	(867)

Non-GAAP noninterest expense	$4,491	$3,855	$17,808	$13,868

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company’s management uses this non-GAAP financial information in its analysis of the Company’s performance. In this news release, information is included which excludes the impact of charges for the other-than-temporary impairment of investment securities and a shortage in cash invested at other ATM locations. Management believes the presentation of this non-GAAP financial information provides useful information that may be helpful in understanding the Company’s operating results. This non-GAAP financial information should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

AND RELATED INFORMATION

	December 31, 2009	December 31, 2008	% Change	September 30, 2009
Assets
Cash and cash equivalents	$25,709,597	$20,150,248	28%	$37,352,620
Interest-bearing deposits in banks	3,529,000	1,685,000	109	3,150,000
Cash invested at other ATM locations	—	24,243,780	—	8,802,596
Securities available for sale, at fair value	106,752,131	114,235,261	(7)	105,049,877
Securities held to maturity	13,098,847	4,089,466	220	11,372,044
Mortgage loans held for sale	719,350	996,600	(28)	2,060,453
Loans, net of unearned income	336,647,292	335,568,071	—	340,222,334
Allowance for loan losses	(3,351,688)	(2,605,889)	29	(3,271,926)

Loans, net	333,295,604	332,962,182	—	336,950,408

Office properties and equipment, net	16,186,690	15,325,997	6	15,309,879
Cash surrender value of bank-owned life insurance	15,262,645	5,268,817	190	5,461,662
Accrued interest receivable and other assets	10,081,885	9,439,637	7	7,900,029

Total Assets	$524,635,749	$528,396,988	(1)%	$533,409,568

Liabilities
Deposits	$371,592,747	$354,145,105	5%	$376,635,513
Federal Home Loan Bank advances	16,773,802	44,420,795	(62)	19,879,026
Accrued interest payable and other liabilities	3,519,896	2,868,362	23	4,302,342

Total Liabilities	391,886,445	401,434,262	(2)	400,816,881

Shareholders’ Equity
Common stock	$89,270	$89,270	—%	$89,270
Additional paid-in capital	88,072,884	87,182,281	1	87,714,515
Treasury stock	(1,848,862)	—	—	—
Common stock acquired by benefit plans	(10,913,470)	(7,052,230)	55	(10,841,597)
Retained earnings	57,437,444	52,055,071	10	57,415,818
Accumulated other comprehensive loss	(87,962)	(5,311,666)	98	(1,785,319)

Total Shareholders’ Equity	132,749,304	126,962,726	5	132,592,687

Total Liabilities and Shareholders’ Equity	$524,635,749	$528,396,988	(1)%	$533,409,568

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

AND RELATED INFORMATION

	For The Three Months Ended December 31,		% Change	For The Year Ended December 31,			% Change

	2009	2008		2009	2008
Interest Income
Loans, including fees	$5,586,544	$5,534,213	1%	$22,321,209	$21,790,163		2%
Investment securities	1,357,827	1,478,963	(8)	6,569,756	4,283,960		53
Other investments and deposits	45,342	317,715	(86)	1,005,353	1,354,627		(26)

Total interest income	6,989,713	7,330,891	(5)	29,896,318	27,428,750		9

Interest Expense
Deposits	1,309,249	1,575,505	(17)%	5,529,181	7,903,313		(30)%
Federal Home Loan Bank advances	168,156	160,495	5	807,499	843,937		(4)

Total interest expense	1,477,405	1,736,000	(15)	6,336,680	8,747,250		(28)

Net interest income	5,512,308	5,594,891	(2)	23,559,638	18,681,500		26
Provision for loan losses	155,670	297,775	(48)	864,880	459,212		88

Net interest income after provision for loan losses	5,356,638	5,297,116	1	22,694,758	18,222,288		25

Noninterest Income
Service fees and charges	478,977	412,763	16%	1,849,746	1,668,757		11%
Bank card fees	269,176	250,911	7	1,089,811	933,788		17
Gain on sale of loans, net	190,511	61,903	208	610,952	254,456		140
Income from bank-owned life insurance	99,280	67,345	47	292,125	262,202		11
Net gain (loss) on sale of real estate owned, net	18,873	(12,448)	252	18,873	(23,727)		180
Other-than-temporary impairment of securities	(1,888,381)	(2,832,920)	33	(1,888,381)	(2,832,920)		33
Other income	18,453	39,141	(53)	128,733	135,617		(5)

Total noninterest income	(813,111)	(2,013,305)	60	2,101,859	398,173		428

Noninterest Expense
Compensation and benefits	3,038,901	2,378,386	28%	10,827,537	8,834,026		23%
Occupancy	324,609	320,589	1	1,296,592	1,207,675		7
Marketing and advertising	180,479	198,147	(9)	633,530	607,550		4
Data processing and communication	353,406	352,752	—	1,402,290	1,370,101		2
Professional fees	167,499	175,208	(4)	896,552	410,377		118
ATM losses	—	867,389	—	—	867,389		—
Franchise and shares taxes	(69,061)	—	—	609,689	—		—
Regulatory fees	105,580	41,409	155	596,305	154,407		286
Other expenses	389,340	388,117	—	1,545,253	1,283,492		20

Total noninterest expense	4,490,753	4,721,997	(5)	17,807,748	14,735,017		21

Income (loss) before income tax expense (benefit)	52,774	(1,438,186)	104	6,988,869	3,885,444		80
Income tax expense (benefit)	31,148	(639,089)	105	2,309,268	1,169,852		97

Net income (loss)	$21,626	$(799,097)	103%	$4,679,601	$2,715,592		72%

Earnings (loss) per share - basic	$—	$(0.10)	—	$0.58	$1.32	(1)

Earnings (loss) per share - diluted	$—	$(0.10)	—	$0.58	$1.32	(1)

(1)

Basic weighted average common shares outstanding totaled 8,031,317 and 2,053,925 for the years ended December 31, 2009 and 2008, respectively. Diluted weighted average common shares outstanding totaled 8,052,087 and 2,053,925 for the same periods. The Company completed its initial public offering of common stock in October 2008. Hence, the weighted average common shares outstanding during 2008 is lower than it would have been had the shares been outstanding for a full year.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended December 31,		% Change	For The Three Months Ended September 30, 2009	% Change

	2009	2008
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$6,990	$7,331	(5)	$7,636	(8)%
Total interest expense	1,478	1,736	(15)	1,558	(5)

Net interest income	5,512	5,595	(2)	6,078	(9)

Provision for loan losses	156	298	(48)	287	(46)
Total noninterest income	(813)	(2,013)	60	949	(186)
Total noninterest expense	4,490	4,722	(5)	4,669	(4)
Income tax expense (benefit)	31	(639)	105	574	(95)

Net income (loss)	$22	$(799)	103	$1,497	(99)

Earnings (loss) per share - diluted	$—	$(0.10)	—	$0.17	—

AVERAGE BALANCE SHEET DATA

Total assets	$530,914	$502,886	6%	$529,462	—%
Total interest-earning assets	496,500	482,702	3	499,469	(1)
Loans	340,937	329,145	4	343,618	(1)
Interest-bearing deposits	309,012	284,154	9	307,660	—
Interest-bearing liabilities	327,872	308,045	6	328,469	—
Total deposits	375,236	367,935	2	373,430	—
Total shareholders’ equity	132,495	106,814	24	131,643	1

SELECTED RATIOS (1)
Return on average assets	0.02%	(0.64)%	103%	1.13%	(98)%
Return on average total equity	0.07	(2.99)	102	4.55	(98)
Efficiency ratio (2)	95.56	131.84	(28)	66.43	44
Average shareholders’ equity to average assets	24.96	21.24	18	24.86	—
Core capital ratio (3) (4)	20.24	19.10	6	19.86	2
Net interest margin (5)	4.40	4.61	(5)	4.83	(9)

	December 31, 2009	December 31, 2008	% Change	September 30, 2009	% Change
ASSET QUALITY (3) (6)
Nonaccrual loans	$1,279	$1,427	(10)%	$2,716	(53)%
Accruing loans past due 90 days and over	—	—	—	—	—

Total nonperforming loans	1,279	1,427	(10)	2,716	(53)
Other real estate owned	417	37	1,027	—	—

Total nonperforming assets	$1,696	$1,464	16	$2,716	(38)

Nonperforming assets to total assets	0.32%	0.28%	14%	0.51%	(37)%
Nonperforming loans to total assets	0.24	0.27	(11)	0.51	(53)
Nonperforming loans to total loans	0.38	0.43	(12)	0.80	(53)
Allowance for loan losses to nonperforming assets	197.7	178.0	11	120.5	64
Allowance for loan losses to nonperforming loans	262.2	182.6	44	120.5	118
Allowance for loan losses to total loans	1.00	0.78	28	0.96	4

Year-to-date loan charge-offs	$141	$212	(33)%	$58	143%
Year-to-date loan recoveries	22	45	(51)	15	47

Year-to-date net loan charge-offs	119	167	(29)	43	177

Annualized YTD net loan charge-offs to total loans	0.04%	0.05%	(20)%	0.02%	100%

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Asset quality and capital ratios are end of period ratios.
(4)	Capital ratios are for Home Bank only.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on all loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.